Exhibit 10.12

February 3, 2011

Mr. John V. Herndon

Dear John,

This letter confirms your continued employment by Theragenics Corporation (the “Company”) effective February 18, 2011 (the “Effective Date”), as an Advisor to the Chief Executive Officer.  In this role, you will advise the CEO and management on matters of strategy or other areas that the Company may request.  You will not have a specific work schedule, but instead you will perform services as needed by the Company.

The term of this agreement is for three (3) years beginning on the Effective Date (the “Term”).  You will receive a salary of seventy-five thousand dollars ($75,000) per year for your services, which will be paid according to the Company’s normal payroll practices.  Your salary will be reported on an IRS Form W-2 and will be subject to applicable tax withholding.  Your salary will be reviewed annually and may be increased (but may not be decreased) from time to time.

As an employee, you will be entitled to participate in such of the Company’s employee benefit plans as to which you meet the eligibility requirements.  The Company shall also reimburse you for any reasonable and necessary business expenses, upon approval by the Company and in accordance with Company policy.  In addition, the terms of your employment as Advisor to the Chief Executive Officer  will be subject to the terms described in Attachment A to this letter.

I am delighted that you will continue to work with us and look forward to your continuing assistance.

Sincerely,

/s/ M. Christine Jacobs
M. Christine Jacobs
Chief Executive Officer

AGREED TO AND ACCEPTED:

/s/ John V. Herndon_
John V. Herndon

Date: February 3, 2011

If at any point during the Term, the Company terminates your employment without “Cause,” then your salary will continue to accrue, and will be payable on the same schedule, as if you continued to work until the end of the three-year term of this agreement, subject to your signing an agreement releasing claims against the Company and its affiliates in the form the Company requires.  “Cause” means your material failure to perform your duties with the Company; an act by you of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Company or an affiliate; your commission of a felony or any other crime involving dishonesty or moral turpitude; or a material breach of the Agreement by you.

In addition, if at any point during the Term, you die while employed hereunder, then the Company will continue to pay your spouse, if she survives you, your salary until the end of the earlier of the three year term of this agreement or the date of your spouse’s death.  The Company may condition payment to your spouse on your spouse signing an agreement releasing claims on your and her behalf against the Company and its affiliates in a form the Company requires.  In the event you become disabled at any point during the Term, then the Company will continue to pay you your salary until the end of the three year term of this agreement.

You have the right to terminate your employment before the Company gives you notice that it is terminating your employment during the Term if M. Christine Jacobs ceases to be Chief Executive Officer of Theragenics for any reason other than her retirement or resignation. You must provide the Company with written notification of termination within thirty (30) days of Ms. Jacobs ceasing to be Chief Executive Officer of the Company, with a specified effective date of termination that is not less than thirty (30) days following the date of your notice.  If you terminate your employment under this provision, then all future salary amounts that would have been paid to you under this agreement, as if your employment were not terminated, will be due and payable to you within thirty (30) days of your effective date of termination of employment, subject to your signing an agreement releasing claims against the Company and its affiliates in the form the Company requires.  By way of example, if you terminate your employment under this provision at a time when eighteen (18) months remains under the Term and your annual salary is $75,000 at the time of termination, then $112,500 ($75,000 divided by 12 multiplied by 18) is due and payable to you within thirty (30) days of your effective date of termination of employment.

You will not be entitled to participate in any employee benefit plans subsequent to your termination of employment.

Your employment will be deemed to have been terminated only if you incur a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended.

The Company will notify you no later than twelve (12) months prior to expiration of the Term if it intends to extend, renew or otherwise continue this agreement.  Any such extension, renewal or continuance will be effective only if agreed to by you.

In addition, you agree that while you are employed and for one (1) year after your termination of employment for any reason, you will not:

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provide services of a similar type or nature as you perform for the Company to any competitor of the Company within the United States of America.  For purposes of this agreement, you and the Company agree that the business of the Company is conducted in the United States of America;

ATTACHMENT A TO ADVISOR TO THE CHIEF EXECUTIVE OFFICER AGREEMENT
BETWEEN
JOHN V. HERNDON AND THERAGENICS CORPORATION

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divert, solicit, or attempt to divert or solicit to a competitor of the Company for the purpose of providing products or services in competition with the business of the Company any person or entity who is a customer or prospective customer with whom you had material contact for one (1) year prior to your termination of employment; and

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solicit, divert or hire, or attempt to solicit, divert or hire, to any competitor of the Company any person employed by the Company with whom you had material contact for one (1) year prior to your termination of employment, regardless of the nature of employee’s relationship to the Company.

You agree that the foregoing noncompetition and nonsolicitation provisions survive the termination of your employment and the expiration of this agreement.

Furthermore, you agree that all the Company’s confidential information and trade secrets and all physical embodiments thereof (the “Company Information”) are confidential to and are and will remain the sole and exclusive property of the Company.  Except to the extent necessary to perform your duties under this agreement, you agree to hold such Company Information in trust and strictest confidence, and will not use, reproduce, distribute, disclose or otherwise disseminate Company Information and may in no event take any action causing or fail to take any action necessary in order to prevent, any Company Information to lose its character or cease to qualify as confidential information or trade secrets, as applicable.  You agree to protect the Company’s confidential information for one (1) year following your termination of employment and to protect the Company’s trade secrets for so long as they are protected by applicable law.  You agree that the restrictions of this paragraph survive the termination of your employment and the expiration of this agreement.

During the term of your employment and thereafter, you also agree to help maintain the integrity of any copyrights, patents, or other intellectual property rights (including any applications for copyrights or patents and any patents pending) (collectively, the “Rights”) to the best of your ability and not to take intentionally any action that would infringe upon the Rights or intentionally assist anyone else in taking any such action.  You agree that the restrictions of this paragraph survive the termination of your employment.

You agree that the covenants in the foregoing paragraphs (the “Covenants”) are the essence of the agreement and that they are reasonable and necessary to protect the Company and its interests.  You also agree that each of the Covenants is separate and distinct, one from another. You agree that if you violate any Covenant and you are receiving severance payments, that such payments shall cease.  You further agree that the Company may seek specific performance of this Agreement or a temporary or permanent injunction upon a breach or contemplated breach of the Covenants by you.

You may not assign this agreement.  No waiver to any provision of this agreement is effective unless given in writing.  This agreement may only be modified by a written amendment signed by both you and the Company.  This agreement is governed by Georgia law.  You and the Company agree that this is the entire agreement and it supersedes any prior or contemporaneous understandings and agreements between you and the Company.

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